EXHIBIT 23.1

New York Office: 805 Third Avenue New York, NY 10022 212.838.5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cosmos Health Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 15, 2025, appearing in the Annual Report on Form 10-K of Cosmos Health Inc. and its subsidiaries (collectively, the “Company”) for the years ended December 31, 2024 and 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the caption “Experts” in such registration statement.

New York, NY

November 7, 2025